Exhibit 99.1

Customers Bancorp SM
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Investor Contact:
James D. Hogan, CFO 484-359-7113

CUSTOMERS BANCORP ANNOUNCES 131% INCREASE IN NET INCOME AND 42% INCREASE IN EPS FOR THE FIRST QUARTER 2013

Wyomissing, PA – April 10, 2013 – Customers Bancorp, Inc. (CUUU) today reported net income of $7,188,997 or $0.38 per diluted share for the first quarter of 2013.  Highlights for the first quarter 2013 included:

•	Net income increased 131% over the same quarter in 2012.

•	Diluted EPS increased 42% over the same quarter in 2012.

•	For the quarter ended March 31, 2013, ROA was 0.98% and ROE was 10.63%. Assets at March 31, 2013 were $3.5 billion.

•	Capital ratios remained strong with Tier 1 Leverage of 9.16% and Total Risk Based Capital of 10.59%1 at March 31, 2013.

•	Asset quality remained strong. NPA’s in originated portfolio were $ 25.0 million or 0.84% of average assets at March 31, 2013.

•	Company intends to list on a national securities exchange in the second quarter.

•	Announces non-renewal / termination of agreement to acquire Acacia Federal Savings Bank due to continued regulatory delays.

Jay Sidhu, Chairman and CEO of Customers Bancorp, Inc., stated “the bank continues to report solid financial performance, loan and deposit growth, and asset quality.  During the first quarter ended March 31, 2013, net loans, including loans held for sale, grew from $1.472 billion at March 31, 2012 to $2.952 billion at March 31, 2013, a 100.5% increase.  Total deposits at March 31, 2012 were $1.805 billion compared to $2.536 billion at March 31, 2013, a 40.5% increase.  Net income for the first quarter of 2013 was $7.189 million with diluted EPS of $0.38, compared to net income of $3.1 million and EPS of $0.27 for the first quarter 2012.  We continued to build out our infrastructure to provide state of the art banking services to both our retail and business customers.  Despite a sluggish economy, we look forward to the remainder of 2013 with confidence in our ability to profitably deliver quality banking services to our customers”.

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1 Total Risk Based Capital at March 31, 2013 is estimated.

James D. Hogan, Executive Vice President and CFO, reported “Our first quarter earnings included continued strong warehouse lending and other lending activity, which contributed to our revenue growth.  We saw very good growth in multifamily and CRE lending and we expect to continue growing these lines of business.  To better serve our shareholders, we intend to list our stock on a national securities exchange in the second quarter of 2013”.

In addition, Mr. Sidhu continued, “despite a difficult environment, we are committed to serve our customers and provide a wide range of customer services.  Our organic growth in the first quarter indicates we can attract new customers and provide the services they need.   As a result of the current environment and due to continued regulatory delays we have decided not to pursue the acquisition of Acacia and instead continue to focus on organic growth and other opportunities at this time”.

“To continue our strong organic growth, in late March 2013 we hired very experienced lending teams in Providence, Rhode Island, Boston, Massachusetts, and New York, New York.  We have purchased $200 million of commercial loan commitments from Flagstar Bank and have brought on the entire banking team responsible for these relationships.  With $157 million of loans outstanding, this team is capable of booking an additional $200 million of commercial loans before the end of the year.  The New York team is already in place and will generate significant loans and deposits during the remainder of the year.  We welcome these new team members and are confident they will succeed”.

In March 2013 a suspected fraud was discovered in the Bank’s loans held-for-sale portfolio.  Immediate steps were taken to protect the bank’s position and this process is continuing.  Although we are very early in the process, the bank is taking steps to minimize any loss exposure that may result.  Total loans involved in this fraud appear to be approximately $5.2 million.  In estimating the loss exposure we believe a range of possible loss could be as low as $1.5 million or less to a maximum of $3.2 million.  Accordingly we have provided a loss contingency of $2.0 million at March 31, 2013.  “Excluding this one-time charge, earnings for the quarter would have been even stronger,” stated Hogan.

EARNINGS SUMMARY

(dollars in thousands, except per-share data)
	Q1 2013	Q4 2012	Q1 2012	Percent Change 1Q13 vs 1Q12

Net income applicable to common shareholders	$7,189	$7,566	$3,112	131.0%
Diluted earnings per share	$0.38	$0.40	$0.27	42.1%

Return on average assets (%)	0.98%	1.06%	0.66%	50.1%
Return on average common equity (%)	10.63%	11.32%	8.36%	27.1%
Net interest margin (%)	3.26%	3.20%	3.00%	8.6%
Efficiency ratio (%)	57.54%	51.44%	62.76%	-8.3%

Book value per common share (period end)	$14.98	$14.60	$13.33	12.4%

Net Income and Revenue Growth

Net income available to common shareholders for Customers Bancorp, Inc. was $7.2 million for the first quarter of 2013, 131.0% higher than the $3.1 million for the first quarter of 2012. Diluted earnings of $0.38 per share for the first quarter of 2013 were 42.1% higher than the $0.27 per share for the first quarter of 2012. Return on average assets and return on average common equity were 0.98% and 10.63%, respectively, for the first quarter of 2013, compared with 0.66% and 8.36%, respectively, for the first quarter of 2012.

Growth in total net revenue during the first quarter 2013 was 67% over the same period in 2012 and was driven by increases in net interest income and non-interest income. Non-interest expenses during the same period were up approximately 55%, including one time charges in 2013.

Loan Growth

Total loans increased by $213.7 million during the first quarter of 2013 to $2.952 billion at March 31, 2013, compared to $2.738 billion at December 31, 2012, and $1.472 billion at March 31, 2012. Loan growth was primarily attributable to growth in commercial loans of $28.8 million, multi-family loans of $116.1 million and the purchase of a commercial loan portfolio of $157.2 million offset by a decline in mortgage warehouse loans of $82.4 million.

Deposit Growth

Total deposits were $2.5 billion at March 31, 2013, which was 3.9%, or $95.0 million, higher than deposits at December 31, 2012, and 40.5%, or $731.2 million, higher than deposits of $1.8 billion at March 31, 2012. The average cost of deposits fell 40 basis points from the first quarter of 2012. Non-interest demand deposits were up 81% over same period in 2012.  Interest bearing demand deposits were up another 33% over the first quarter of 2012.

Asset Quality

Total non-performing assets in the originated loan portfolio increased by $2.7 million from December 31, 2012 to $25.0 million at March 31, 2013.  Other real estate owned in the originated portfolio increased approximately $0.8 during the first quarter to $3.1 million at March 31, 2013 compared to $2.2 million at December 31, 2012. Total non-performing assets in the covered portfolio increased by $0.4 million to $15.0 million at March 31, 2013 from $14.6 million at December 31, 2012.

The provision for loan losses for the first quarter was $1.1 million, a decrease of $0.5 million from the fourth quarter of 2012 and $0.7 million for the same period in 2012.  New originations continue to perform very well with almost no delinquencies.

Net Interest Income

Net interest income was $22.5 million for the first quarter of 2013, 68% higher than the $13.4 million for the first quarter of 2012.  The increase of $9.1 million was primarily the result of growth in the loan portfolio.

Non-Interest Income

Non-interest income for the three months ended March 31, 2013 increased $2.4 million, or 63.9%, to $6.1 million, from $3.7 million for the same period in 2012. The increase was primarily from increased mortgage warehouse lending fees and indemnification fees.

Non-Interest Expense

Non-interest expense for the three months ended March 31, 2013 increased $5.9 million, or 55.1%, to $16.5 million, from $10.6 million for the same period in 2012. The increase was primarily driven by higher costs for staffing and technology infrastructure needed to support the strong loan growth and one time charges related to the potential fraud discussed above.

BALANCE SHEET HIGHLIGHTS

(dollars in thousands)	Q1 2013	Q42012	Q1 2012	Percent Change 1Q13 vs 4Q12	Percent Change 1Q13 vs 1Q12

Cash and cash equivalents	$181,140	$186,016	$90,824	-2.6%	99.4%
Investment securities	162,030	129,093	309,368	25.5%	-47.6%
Loans held for sale	1,359,817	1,439,889	175,868	-5.6%	673.2%
Total loans receivable, net	1,592,416	1,298,630	1,296,463	22.6%	22.8%
Other assets	163,221	147,606	103,069	10.6%	58.4%
Total assets	$3,458,624	$3,201,234	$1,975,592	8.0%	75.1%

Demand, non-interest bearing	$242,509	$219,687	$133,916	10.4%	81.1%
Demand, interest bearing	1,051,831	1,020,946	791,923	3.0%	32.8%
Savings	23,081	20,299	20,024	13.7%	15.3%
Certificates of deposit	1,218,405	1,179,886	858,737	3.3%	41.9%
Total deposits	2,535,826	2,440,818	1,804,600	3.9%	40.5%
Borrowings	629,000	478,000	13,000	31.6%	4738.5%
Other liabilities	16,888	12,941	6,684	30.5%	152.7%
Total liabilities	3,181,714	2,931,759	1,824,284	8.5%	74.4%
Total shareholders' equity	276,910	269,475	151,308	2.8%	83.0%
Total liabilities and shareholders'equity	$3,458,624	$3,201,234	$1,975,592	8.0%	75.1%

INCOME STATEMENT HIGHLIGHTS

(dollars in thousands)	Q12013	Q4 2012	Q1 2012	Percent Change 1Q13 vs 1Q12

Net interest income	$22,525	$21,665	$13,410	68.0%
Non-interest income	6,115	4,483	3,732	63.9%
Total net revenue	28,640	26,148	17,142	67.1%
Non-interest expense	16,480	13,444	10,627	55.1%
Income before provision and taxes	12,160	12,704	6,515	86.6%
Provision for loan losses	1,100	1,617	1,800	-38.9%
Income before tax expense	11,060	11,087	4,715	134.6%
Income tax expense	3,871	3,521	1,603	141.5%
Net income	$7,189	$7,566	$3,112	131.0%

Average Balance Sheet / Margin

	Three Months Ended March 31,
	2013		2012
(Dollar amounts in thousands)		Average yield or cost (%)		Average yield or cost (%)
Assets
Interest Earning Deposits	$174,637	0.25%	$100,578	0.26%
Investment securities, taxable	143,028	2.32%	344,804	3.38%
Investment securities, non taxable	-	0.00%	2,070	4.15%
Loans, Taxable	2,502,648	4.36%	1,362,835	4.61%
Loans, non-taxable	11,491	2.53%	2,463	2.24%
Allowance for loan and lease losses	(26,299)		(15,513)
Total interest-earning assets	2,805,505	4.03%	1,797,237	4.17%
Non-interest-earning assets	156,969		111,604
Total Assets	$2,962,474		$1,908,841

Liabilities
Total Interest bearing deposits	2,249,385	0.93%	1,527,604	1.34%
Other borrowings	171,333	0.61%	91,264	0.67%
Total interest-bearing liabilities	2,420,718	0.90%	1,618,868	1.30%
Non-interest-bearing deposits	254,859		132,303
Total deposits & borrowings	2,675,577	0.82%	1,751,171	1.20%
Other non-interest-bearing liabilities	12,550		7,939
Total Liabilities	2,688,127		1,759,110
Shareholders' equity	274,347		149,731
Total liabilities & shareholders' equity	$2,962,474		$1,908,841

Net interest margin		3.25%		3.00%
Net interest margin tax equivalent		3.26%		3.00%

LOAN LOSS EXPERIENCE

(dollars in thousands)
	Q1	Q4	Q3	Q2	Q1
	2013	2012	2012	2012	2012

Allowance for loan losses:
Beginning balance	$(25,837)	$(24,974)	$(16,118)	$(15,400)	$(15,032)
Charge-offs	562	1,171	1,417	2,106	1,472
Recoveries	(64)	(417)	(157)	(86)	(40)
Net charge-offs	498	754	1,260	2,020	1,432
Provision for loan losses	(1,100)	(1,617)	(10,116)	(2,738)	(1,800)
Ending balance	$(26,439)	$(25,837)	$(24,974)	$(16,118)	$(15,400)

Cash reserves	$3,138	$3,486	$4,092	$5,045	$6,095
Allowance to loans	1.63%	1.95%	2.30%	0.98%	1.17%
Net charge-offs to average loans	0.04%	0.07%	0.07%	0.14%	0.11%

Originated non-performing assets:
Non-accrual originated loans	$21,922	$20,028	$20,906	$21,155	$22,302
Other real estate owned	3,085	2,245	1,624	944	1,924
Total	$25,007	$22,273	$22,530	$22,099	$24,226

Originated non-performing assets/average assets	0.84%	0.79%	0.91%	1.06%	1.27%
Restructured loans in compliance with modified terms	$2,703	$2,189	$1,701	$1,892	$1,604

About Customers Bancorp, Inc. and Customers Bank

Customers Bancorp, Inc. is a bank holding company for Customers Bank based in Wyomissing, Pennsylvania. Customers Bank is a state-chartered, full-service bank headquartered in Phoenixville, Pennsylvania. Customers Bank is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation (“FDIC”). With assets of approximately $3.5 billion at March 31, 2013, Customers Bank provides a full range of banking services to small and medium-sized businesses, professionals, individuals and families through branch locations in Pennsylvania, New York, New Jersey, Rhode Island and Massachusetts. Customers Bancorp, Inc. has one pending acquisition, CMS Bancorp, Inc. in White Plains, NY. Customers Bank is focused on serving its targeted markets with a growth strategy that includes strategically placed branches throughout its market area and continually expanding its portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” which are made in good faith by Customers Bancorp, Inc., pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, as well as any changes in risk factors that may be identified in its quarterly or other reports filed with the SEC. Customers Bancorp, Inc. does not undertake to update any forward looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.